Exhibit 11

LUNAR CORPORATION AND SUBSIDIARIES
Computation of Per-Share Earnings


                                 June 30, 1998  June 30, 1997  June 30, 1996
                                 -------------  -------------  -------------
Net income                        $ 6,862,142    $14,285,825    $ 9,236,444
                                 =============  =============  =============
Weighted average number of
  common shares                     8,773,516      8,614,567      8,194,821

Effect of dilutive securities -
  Stock options calculated according
  to the treasury stock method        338,979        491,481        713,002
                                 -------------  -------------  -------------
Weighted average number of common and
  diluted potential common shares   9,112,495      9,106,048      8,907,823
                                 =============  =============  =============
Basic earnings per share               $0.78          $1.66          $1.13
                                       =====          =====          =====
Diluted earnings per share             $0.75          $1.57          $1.04
                                       =====          =====          =====